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                                                                     EXHIBIT 2.1

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of December 9, 2004 by and among VitalWorks Inc., a Delaware corporation (the "Buyer"); Amicas, Inc., a Delaware corporation and a subsidiary of the Buyer (the "Company"); and Seth Rudnick, Hamid Tabatabaie and Alexander Spiro solely in their respective capacity as the "Committee Members" constituting the Stockholders' Representative.

                                    RECITALS

      A. Buyer, Company and Stockholders' Representative (collectively, the "Parties") are parties to a certain Agreement and Plan of Merger dated as of November 25, 2003 (the "Agreement").

      B. The Parties have determined to terminate the obligations relating to the Earn-Out Consideration set forth in the Agreement in exchange for the Buyer's payment of the Substitute Consideration (as defined below).

      C. Buyer, Company and Stockholders' Representative desire to amend the Agreement in the manner hereinafter set forth pursuant to the terms of Section
10.9 of the Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereby agree as follows:

      1. Capitalized terms used herein and not defined herein shall have the meaning given to them in the Agreement.

      2. Schedule 1.11(a) attached hereto is hereby inserted into the Agreement.

      3. Schedule 4.9 of the Agreement is hereby deleted in its entirety and replaced by Schedule 4.9 attached hereto.

      4. Section 1.11 of the Agreement is hereby deleted in its entirety and the following provision shall be inserted in lieu thereof:

            "1.11 Substitute Consideration. The Buyer will pay up to a total of $14,485,094 (the "Substitute Consideration") to the Company Stockholders and the Eligible Employees (as defined in Schedule 4.9) subject to the employee bonus plan (the "Employee Bonus Plan") set forth in Schedule 4.9 attached hereto as follows:

               (a) The Buyer (or a representative thereof) will pay $9,985,094 of the Substitute Consideration (the "Stockholder Substitute Consideration") to each Company Stockholder at his, her or its addresses set forth on Schedule 1.11(a) attached hereto (based on

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his, her or its pro rata share of the Stockholder Substitute Consideration set forth opposite such Company Stockholder's name on Schedule 1.11(a) attached hereto) in three installments as set forth below:

                  (i) $4,318,427 in cash (and the portion of the Escrow Fund payable to the Company Stockholders pursuant to the escrow notice dated December 9, 2004 (the "Escrow Notice")) on the date that is three (3) business days after the receipt by the Buyer of the Escrow Fund pursuant to the Escrow Notice;

                  (ii)  $3,333,333 in cash on April 2, 2005; and

                  (iii) $2,333,334 in cash on the earlier of (i) December 31,
                        2005 or (ii) two (2) days after the end of any fiscal quarter end during which the Buyer's cash and cash equivalents balance reflected on the Buyer's consolidated balance sheet as of the end of such fiscal quarter exceeds $30,000,000.

               (b) The Buyer (or a representative thereof) will pay up to $4,500,000 (the "Employee Substitute Consideration") to the Eligible Employees pursuant to the terms of the Employee Bonus Plan in two installments as set forth below:

                  (i) up to $2,250,000 in cash within five (5) business days after the date of this Amendment; and

                  (ii)  up to $2,250,000 in cash on December 31, 2005.

The installment payments of the Employee Substitute Consideration shall be made to Eligible Employees pursuant to the terms of Schedule 4.9. Notwithstanding the above, no payments shall be made pursuant to this Section 1.11(b) until the Company delivers to the Buyer a consent executed by each Eligible Employee in a form approved by the Buyer pursuant to which such Eligible Employee has consented to the terms of Schedule 4.9.

               (c) The Parties acknowledge that a portion of the Stockholder Substitute Consideration constitutes interest ("Imputed Interest") for income Tax purposes. The amount of the Stockholder Substitute Consideration constituting Imputed Interest shall be determined in accordance with the rules under Sections 483 and 1274 of the Code and the Treasury Regulations promulgated thereunder. The parties hereto agree to the extent allowable by law (i) to file all income Tax Returns in a manner consistent with this Section 1.11(c), and
(ii) not to take any income Tax position inconsistent with this Section 1.11(c).

               (d) On the date that is three (3) business days after the receipt by the Buyer of the Escrow Fund pursuant to the Escrow Notice, the Buyer will pay (i) $9,906 to LeBoeuf, Lamb, Greene and MacRae, LLP (225 Asylum Street, Hartford, CT 06103, Attention: Dormer Stephen) and (ii) $5,000 to Plante & Moran, PLLC (Suite 120, 26300 Northwestern Highway, Southfield, MI 48076, Attention Gerald Hepp)."

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      5. Section 1.12(b) of the Agreement is hereby amended to read in its entirety as follows:

               "(b) On the Closing Date, the Buyer shall also hold back $185,435.69 that would otherwise be paid in the Merger to the Company Stockholders pursuant to Section 1.5(a) of this Agreement (the "Holdback Amount") for the purpose of securing the indemnification, Merger Consideration adjustment and Expense reimbursement obligations of the Company Stockholders set forth in this Agreement. The Parties agree that as of the date of this Amendment, the Holdback Amount, as adjusted pursuant to this Section 1.12(b) since the Closing Date, is $174,847.00 (the "Adjusted Holdback Amount"). Within five (5) business days of the date of this Amendment, the Buyer shall pay fifty percent (50%) of the Adjusted Holdback Amount in the aggregate (the "Total Holdback Recipient Amount") to the individuals set forth on Schedule 1.12(b) (the "Holdback Recipients"), each such Holdback Recipient to receive the same proportion of the Total Holdback Recipient Amount as such Holdback Recipient would have received of the Holdback Amount set forth opposite his name on
Schedule 1.12(b). The Buyer shall be entitled to retain the remaining fifty percent (50%) of the Adjusted Holdback Amount."

      6. The terms and conditions of Sections 1.12(c), 1.12(d) and 1.12(e) of the Agreement are hereby deleted in their entirety and shall be of no further force or effect.

      7. Sections 4.12 and 4.16 of the Agreement are hereby deleted in their entirety and shall be of no further force or effect.

      8. Article VI of the Agreement is hereby deleted in its entirety and the following provision shall be inserted in lieu thereof:

            "Except in the case of fraud or misrepresentation made with intent to deceive, the parties to this Agreement agree that there shall be no basis for the assertion of any claim against, or the imposition of any liability on, any party to this Agreement or any Company Stockholder under, pursuant to, or in connection with this Agreement, the Merger, or the other transactions and matters set forth in, contemplated by, or related to this Agreement, whether based on contract, tort, statute or otherwise except for Buyer's obligation to
(a) pay the Substitute Consideration as set forth in Section 1.11 of this Agreement, (b) pay the Total Holdback Recipient Amount to the Holdback Recipients as set forth in Section 1.12(b) and (c) pay the Applicable Share Consideration to any Company Stockholder that has not received the Applicable Share Consideration in accordance with Section 1.7 of this Agreement."

      9. Article VII is hereby deleted in its entirety and shall be of no further force or effect.

      10. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile copies will be treated as, and will have the same effect as, an original.

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      11. Except as modified hereby, the Agreement is in all other respects ratified and confirmed. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control and prevail.

      12. This Amendment shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that from and after the effectiveness of this Amendment, the provisions in this Amendment that benefit the Company and the Company Stockholders are intended for the benefit of the Company Stockholders and certain provisions of Section 4 are intended for the benefit of the Eligible Employees. From and after the effective date of this Amendment, each of the intended third-party beneficiaries referred to in this Section 12 shall be entitled to enforce the provisions hereof that are specified above as being for his benefit, except that only the Stockholders' Representative, and no individual Company Stockholder, shall be entitled to enforce the provisions hereof that are specified above as being for the benefit of the Company Stockholders.

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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

                                        VITALWORKS INC.

                                        By: /s/ Stephen Kahane
                                            --------------------------

                                        Title: President and CEO

                                        AMICAS, INC.

                                        By: /s/ Hamid Tabatabaie
                                            --------------------------

                                        Title: CEO and President

                                        STOCKHOLDERS' REPRESENTATIVE

                                        /s/ Seth Rudnick
                                        ------------------------------
                                        Seth Rudnick

                                        /s/ Hamid Tabatabaie
                                        ------------------------------
                                        Hamid Tabatabaie

                                        /s/ Alexander Spiro
                                        ------------------------------
                                        Alexander Spiro

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                                SCHEDULE 1.11(a)
              DISTRIBUTION OF STOCKHOLDER SUBSTITUTE CONSIDERATION

                                     OMITTED

                                  SCHEDULE 4.9
        AMICAS, INC. AMENDED AND RESTATED EMPLOYEE BONUS PLAN DATED AS OF
                                DECEMBER 9, 2004

  INCORPORATED BY REFERENCE TO EXHIBIT 10.1 TO CURRENT REPORT ON FORM 8-K FILED
                                DECEMBER 10, 2004

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